EXHIBIT 5.1

KILPATRICK TOWNSEND & STOCKTON LLP www.kilpatricktownsend.com

214 N. Tryon Street, Suite 2400 Charlotte, NC 28202

March 4, 2022

JELD-WEN Holding, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for JELD-WEN Holding, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) relating to the registration by the Company by the Company of deferred compensation obligations of the Company up to $20,000,000 (the “Deferred Compensation Obligations”), which represent unsecured obligations to pay deferred cash compensation in the future in accordance with The JELD-WEN Deferred Compensation Plan (the “Plan”).

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof; (ii) the written document constituting the Plan; (iii) the Amended and Restated Certificate of Incorporation of the Company; (iv) the Second Amended and Restated Bylaws of the Company; (v) certain resolutions of the Board of Directors of the Company and the Compensation Committee thereof; (vi) such records of the Company, such other filings by the Company with the Commission and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others as we have deemed relevant; and (vii) such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1)	When issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be binding obligations of the Company, enforceable in accordance with their terms; and

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(2)	The provisions of the written document constituting the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertaining to such provisions.

The opinions set forth above are subject to the following further qualifications, assumptions and limitations:

(a) The opinion above assumes that the creation of the Deferred Compensation Obligations and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule, or regulation to which the Company or any of its properties is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

(b) The validity or enforcement of the Plan and the Deferred Compensation Obligations may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) We do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Plan or the Deferred Compensation Obligations.

(d) We have assumed that the Plan has been established and is intended to be maintained as a “top hat” plan under ERISA, maintained primarily for the purpose of providing deferred compensation to non-employee directors and to a select group of management or highly compensated employees.

The opinions expressed herein are limited in all respects to the law of the State of North Carolina, the Delaware General Corporation Law and Title I of ERISA, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Without limiting the foregoing, we express no opinion as to whether the Plan is being operated by the Company as a top hat plan under ERISA, or whether the participants that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP